Exhibit 99.1

ARI REPORTS RECORD NET INCOME FOR FISCAL 2004

Company Poised for Growth in 2005

Milwaukee, Wis., October 14, 2004 – ARI (OTCBB: ARIS), a leading provider of electronic parts catalogs and related technology and services to increase sales and profits for dealers in the manufactured equipment markets, today reported increased revenues and record net income for the fiscal year ended July 31, 2004.

ARI reported revenues of $13.4 million for fiscal 2004, a 7% increase from revenues of $12.6 for fiscal 2003.  Operating income for fiscal 2004 was $1.3 million, compared to an operating loss of $341,000 in fiscal 2003.  Net income was $1.1 million or $0.17 per diluted share in fiscal 2004, compared to a loss of $1.3 million or $0.21 per diluted share in fiscal 2003.

For the fourth quarter of fiscal 2004, revenues were $3.5 million, up 9% from revenues of $3.2 million for the fourth quarter of the prior year.  Operating income was $684,000 for the fourth quarter of fiscal 2004, compared to a loss of $71,000 for the comparable prior period.  Net income was $628,000 or $0.10 per diluted share for the fourth quarter of fiscal 2004, compared to a loss of $74,000 or $0.01 per diluted share for the comparable prior period.

“We anticipated that fiscal 2004 would be a good year for ARI, and it was,” said Brian E. Dearing, chairman and chief executive officer.  “The improved performance indicates that our strategies are working.  In fiscal 2004, we continued to focus on our core catalog business, controlling expenses, strengthening our product portfolio and improving our balance sheet.”

“Recurring revenues in our core catalog business and total recurring revenues in our core market of equipment manufacturers, distributors and dealers both increased 14% in fiscal 2004.  The improvement reflects an increase in the number of dealers we serve to over 27,000 at the end of fiscal 2004.  We also benefited from the introduction of several new and enhanced products during the year.”

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $3.0 million for fiscal 2004, compared to EBITDA of $1.6 million in fiscal 2003.  For the fourth quarter of fiscal 2004, EBITDA was $916,000, compared to EBITDA of $902,000 for the same period in the prior year.

“ARI’s balance sheet also improved in fiscal 2004.  We ended the year with a cash balance of $3.4 million up from $2.1 million at the end of last year and paid off $750,000 of debt principal during the year,” said Dearing.

Dearing also noted that common shares outstanding were reduced by 11% during the year as a result of the repurchase of common stock from the company’s largest shareholder.  In addition, stock options outstanding or grantable were reduced by 17% through a voluntary stock option exchange program completed in May 2004.

ARI Reports Record Net Income for Fiscal 2004

“We strengthened our product portfolio in fiscal 2004 and early fiscal 2005 with enhancements to our Website Smart™ template-based website creation service and our EMPARTweb-ASP™ electronic parts catalog software.  We also introduced our new ARI MailSmart™ personalized postcard service, and re-launched our acquisition program with the acquisition of VertX Commerce Corporation last October,” said Dearing.

 “We expect to continue our momentum in fiscal 2005.  We anticipate continuing increases in revenues, operating income and net income for the year,” Dearing said.

“We are at an inflection point this year, because we are consciously re-investing in our business after an extended period of cost-cutting,” Dearing continued.  “There will be a partially offsetting reduction in expenses due to the completion of the amortization of the Network Dynamics acquisition.  Therefore, while net income will increase, EBITDA should increase only modestly or remain flat as we re-deploy cash back into the business to fund our future growth.  With a growing customer base, new products in the pipeline, our ongoing focus on controlling expenses and a stronger financial position, we believe we are well positioned for future growth.”

About ARI

ARI is a leading provider of e-Catalog business solutions for sales, service and life-cycle product support for dealers, distributors and manufacturers in the equipment industry.  ARI currently provides approximately 78 parts catalogs (many of which contain multiple lines of equipment) for approximately 60 equipment manufacturers in the U.S. and Europe.  More than 88,000 catalog subscriptions are provided through ARI to over 27,000 dealers and distributors in more than 100 countries in a dozen segments of the worldwide equipment market including outdoor power, power sports, recreation vehicle, floor maintenance, auto and truck parts aftermarket, marine and construction.  The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services.  ARI also provides a template-based dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website.  In addition, ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points.  ARI currently operates three offices in the United States and one in Europe and has sales and service agents in Australia, England and France providing marketing and support of its products and services.

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ARI Reports Record Net Income for Fiscal 2004

Fourth Quarter Earnings Conference Call

ARI’s Fourth Quarter Conference Call is scheduled for Thursday, October 14, 2004 at 3:30 p.m. Central Time/4:30 p.m. Eastern Time.  If you would like to participate on a listen-only basis, please dial in five to ten minutes prior to the starting time at 1-800-967-7134 (International callers dial 1-719-457-2625) and request to be connected to Brian Dearing’s conference call.  A rebroadcast is available beginning at 5:30 p.m. Central Time, Thursday, October 14, 2004 by calling 1-719-457-0820 (International callers dial 1-888-203-1112) and enter passcode  859975.  A replay of ARI’s conference call, as well as notes and financial information presented in the call, will also be available on ARI’s website, www.arinet.com, after 6:00 p.m. Central Time on October 14,  2004.  Click on the “Investor Relations” tab to access the information.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act.  The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning.  Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows.  The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements.  Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-K for fiscal year ended July 31, 2003 filed with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.  For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

ARI

Tel:

(414) 973-4380

Fax:

(414) 973-4357

E-mail: krajcir@arinet.com

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ARI Network Services, Inc.
Statements of Operations
(In thousands, except per share data)

			(Audited)
	Three months ended		Twelve months ended
	July 31		July 31
	2004	2003	2004	2003
Net revenues:
Subscriptions, support and other services fees	$ 2,479	$ 2,049	$ 9,291	$ 8,217
Software licenses and renewals	595	619	2,378	2,332
Professional services	429	547	1,770	2,068
	3,503	3,215	13,439	12,617
Operating expenses:
Cost of products and services sold:
Subscriptions, support and other services fees	132	150	514	603
Software licenses and renewals *	174	440	1,564	1,768
Professional services	114	233	760	819
	420	823	2,838	3,190
Depreciation and amortization (exclusive of amortization
of software products included in cost of products
and services sold)	46	48	156	212
Customer operations and support	281	278	1,104	1,190
Selling, general and administrative	1,792	1,914	7,004	7,273
Software development and technical support	408	395	1,510	1,634
Operating expenses before amounts capitalized	2,947	3,458	12,612	13,499
Less capitalized portion	(128)	(172)	(459)	(541)
Net operating expenses	2,819	3,286	12,153	12,958
Operating income (loss)	684	(71)	1,286	(341)
Other income (expense)
Interest expense	9	(66)	(191)	(1,036)
Other, net	(3)	63	22	29
Total other expense	6	(3)	(169)	(1,007)
Income before provision for income taxes	690	(74)	1,117	(1,348)
Income tax expense	(62)	-	(62)	-
Net income (loss)	$ 628	$ (74)	$ 1,055	$ (1,348)

Average common shares outstanding:
Basic	5,922	6,581	5,840	6,449
Diluted	6,225	6,581	6,143	6,449
Basic and diluted net income (loss) per share:
Basic	$0.11	($0.01)	$0.18	($0.21)
Diluted	$0.10	($0.01)	$0.17	($0.21)

*	includes amortization of software products of $189, $422, $1,512 and $1,726 and excluding other depreciation and amortization shown separately

	Reconciliation of Non-Gaap Measures (Unaudited)

Earnings before Interest, Taxes, Depreciation and Amortization
Net Income	$ 628	$ (74)	$ 1,055	$ (1,348)
Plus: Interest	(9)	66	191	1,036
Amortization of software products	189	862	1,512	1,726
Other depreciation and amortization	46	48	156	212
Income tax expense	62	-	62	-
Earnings before interest, taxes, depreciation and amortization	$ 916	$ 902	$ 2,976	$ 1,626

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ARI Network Services, Inc.
Balance Sheets
(In thousands, except share and per share data)
(Audited)

	July 31	July 31
ASSETS	2004	2003
Current Assets:
Cash	$ 3,357	$ 2,120
Trade receivables, less allowance for doubtful accounts of $44 and
$88 at July 31, 2004 and 2003, respectively	1,121	1,088
Prepaid expenses and other	187	115
Total Current Assets	4,665	3,323
Equipment and leasehold improvements:
Computer equipment	4,607	4,475
Leasehold improvements	73	73
Furniture and equipment	1,491	1,372
	6,171	5,920
Less accumulated depreciation and amortization	5,630	5,474
Net equipment and leasehold improvements	541	446

Other assets	15	0

Capitalized software product costs	10,203	9,602
Less accumulated amortization	9,233	7,721
Net capitalized software product costs	970	1,881

Total Assets	$ 6,191	$ 5,650

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current portion of notes payable	$ 1,000	$ 400
RFC line of credit	-	346
Accounts payable	260	401
Deferred revenue	5,453	5,280
Accrued payroll and related liabilities	951	1,088
Other accrued liabilities	1,053	601
Current portion of capital lease obligations	10	20
Total Current Liabilities	8,727	8,136

Long term liabilities:
Notes payable (net of discount)	3,306	3,769
Other long term liabilities	706	559
Capital lease obligations	3	16
Total Long Term Liabilities	4,015	4,344

Shareholders' equity (deficit):
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 0 and 20,350 shares issued and
outstanding at July 31,2004 and 2003, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares
authorized; 5,923,034 and 6,645,191 shares issued and
outstanding at July 31,2004 and 2003, respectively	5	6
Common stock warrants and options	36	141
Additional paid-in-capital	93,625	94,295
Accumulated deficit	(100,217)	(101,272)
Total Shareholders' Equity (Deficit)	(6,551)	(6,830)

Total Liabilities and Shareholders' Equity (Deficit)	$ 6,191	$ 5,650

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ARI Network Services, Inc.
Statements of Cash Flows
(In thousands)

				(Audited)
		Three months ended		Twelve months ended
		July 31		July 31
		2004	2003	2004	2003
	Operating activities
	Net income (loss)	$ 628	$ (74)	$ 1,055	$ (1,348)
	Adjustments to reconcile net income (loss) to net cash
	provided by operating activities:
	Amortization of software products	189	422	1,512	1,726
	Amortization of deferred financing costs, debt discount and
	excess carrying value over face amount of notes payable	(66)	(19)	(108)	682
	Depreciation and other amortization	46	48	156	212
	Interest expense converted to subordinated debt		-		229
	Stock issued as consideration to vendor		-		44
	Stock issued as contribution to 401(k) plan	-	39	37	39
	Net change in receivables, prepaid expenses and other
	current assets	(315)	221	(100)	624
	Net change in accounts payable, deferred revenue, accrued
	liabilities and long term liabilities	646	311	276	505
	Net cash provided by operating activities	1,128	948	2,828	2,713

	Investing activities
	Purchase of equipment and leasehold improvements	(145)	(104)	(251)	(146)
	Purchase of assets related to acquisitions	-	-	(108)	-
	Software product costs capitalized	(128)	(172)	(459)	(541)
	Net cash used in investing activities	(273)	(276)	(818)	(687)

	Financing activities
	Borrowings under notes payable	-	(42)	-	16
	Payments under notes payable	(250)	(31)	(750)	(665)
	Payments of capital lease obligations	(4)	(16)	(23)	(141)
	Debt issuance costs incurred	-	-	(20)	-
	Proceeds from issuance of common stock	9	(39)	20	5
	Net cash used in financing activities	(245)	(128)	(773)	(785)
	Net increase (decrease) in cash	610	544	1,237	1,241
	Cash at beginning of period	2,747	1,576	2,120	879
	Cash at end of period	$ 3,357	$ 2,120	$ 3,357	$ 2,120

	Cash paid for interest	$ (5)	$ 17	$ 348	$ 82
	Cash paid for income taxes	$ 19	$ -	$ 19	$ -

	Noncash investing and financing activities
	Capital lease obligations incurred for computer equipment	$ -	$ -	$ -	$ 15
	Issuance of common stock in connection with
	deferred executive compensation	-	-	130	-
	Issuance of common stock in connection with acquisitions	-	-	37	-
	Issuance of common stock warrants in connection with
	restructuring of debt	-	-	-	36
	Conversion of accrued interest to subordinated debt	-	-	-	493
	Exchange of equity to debt	-	-	1,000	-

		Reconciliation of Non-Gaap Measures (Unaudited)

	Earn/Burn Rate
	Cash provided by operations	$ 1,128	$ 948	$ 2,828	$ 2,713
less:	Net change in receivables, prepaid expenses and
	other current assets	315	(221)	100	(624)
	Net change in payables, deferred revenue,
	accrued liabilities and long term liabilities	(646)	(311)	(276)	(505)
	Cash used in investing	(273)	(276)	(818)	(687)
	Earn/Burn Rate	$ 524	$ 140	$ 1,834	$ 897

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	Revenue by Industry Sector
	(In thousands)

	Three months ended			Twelve months ended
	July 31			July 31
			Percent			Percent
Industry Sector:	2004	2003	Change	2004	2003	Change
Equipment Industry
North American
Recurring	$ 2,449	$ 2,015	22%	$ 9,727	$ 8,413	16%
Non-recurring	471	432	9%	1,645	1,694	-3%
Subtotal	2,920	2,447	19%	11,372	10,107	13%

Non-North American
Recurring	328	414	-21%	1,163	1,162	0%
Non-recurring	27	48	-44%	194	241	-19%
Subtotal	355	462	-23%	1,357	1,403	-3%

Total Equipment Industry
Recurring	2,777	2,429	14%	10,890	9,575	14%
Non-recurring	498	480	4%	1,839	1,935	-5%
Total	3,275	2,909	13%	12,729	11,510	11%

Non-equipment Industry
Recurring	228	296	-23%	710	1,051	-32%
Non-recurring	-	10	-100%	-	56	-100%
Total	228	306	-25%	710	1,107	-36%

Total Revenue
Recurring	3,005	2,725	10%	11,600	10,626	9%
Non-recurring	498	490	2%	1,839	1,991	-8%
Total	$ 3,503	$ 3,215	9%	$ 13,439	$ 12,617	7%

	Revenue by Product in the Equipment Industry
	(In thousands)

	Three months ended			Twelve months ended
	July 31			July 31
			Percent			Percent
Product:	2004	2003	Change	2004	2003	Change
Catalog and related
Recurring	$ 2,646	$ 2,324	14%	$ 10,436	$ 9,143	14%
Non-recurring	484	428	13%	1,801	1,860	-3%
Subtotal	3,130	2,752	14%	12,237	11,003	11%

Communication
Recurring	131	105	25%	454	432	5%
Non-recurring	14	52	-73%	38	75	-49%
Subtotal	145	157	-8%	492	507	-3%

Total Equipment Industry	$ 3,275	$ 2,909	13%	$ 12,729	$ 11,510	11%